Exhibit 99.1

Contact:	Douglas Armer
(212) 655-0220
Capital Trust Reports First Quarter 2009 Results
NEW YORK, NY — May 5, 2009 — Capital Trust, Inc. (NYSE: CT) today reported results for the quarter ended March 31, 2009.
•	Operating Results:
•	Reported a net loss of $73.1 million or $3.28 per share for the period.
•
First quarter net loss was driven primarily by $69.1 million in loan loss provisions and impairments and valuation allowances of $10.4 million related to two loans which were reclassified as available-for-sale.

•
Adding back credit provisions, valuation allowances and a one time G&A expense of $3.1 million related to the Company’s Debt Restructuring (see below), net income for the period would have been $9.5 million.

•	Portfolio Performance:
•
At quarter end, the Company’s loan portfolio consisted of 69 assets with an aggregate net book value of $1.7 billion. During the first quarter, the Company recorded $58.8 million of provisions for possible loan losses on eight loans with an aggregate gross book value of $111.5 million. At March 31, 2009, the Company had taken total provisions of $116.3 million against 10 loans with an aggregate gross book value of $163.1 million.

•
The Company’s securities portfolio was comprised of 77 securities with an aggregate book value of $834.3 million. During the first quarter, the Company recorded $14.6 million of other-than-temporary impairments on six securities, $9.0 million of which was recognized in earnings. Ratings activity for the quarter on the securities portfolio included a total of 11 downgrades and one upgrade.

•	Loan Originations/Repayments:
•
During the quarter, the Company made no new balance sheet investments. Fundings pursuant to previously existing loan commitments totaled $6.1 million and full and partial repayments during the first quarter totaled $8.1 million.

•	Debt Restructuring:
•
During the quarter, the Company completed its previously announced Debt Restructuring, reducing secured debt by $138.2 million (19.8%) from year end levels and modifying the terms of substantially all of its recourse obligations.

•
Post quarter end, the Company settled its last remaining single asset secured recourse obligation, terminating an $18.0 million borrowing by transferring the collateral loan to the lender in full satisfaction of the Company’s debt. The collateral loan was classified as held-for-sale at quarter end.

•	Investment Management:
•	The Company originated $2.8 million of new investments for its investment management vehicles during the quarter as it continued to maintain a defensive posture in light of market volatility.
•	During the quarter, the Company extended the investment period for CT High Grade Partners II, LLC for an additional 12 months to May 2010.
Balance Sheet
Total assets were $2.6 billion at March 31, 2009. The Company’s Interest Earning Assets are summarized below:
Interest Earning Assets
•	Interest earning assets totaled $2.5 billion at March 31, 2009 and had a weighted average yield of 4.6%.
•	$1.7 billion (67%) of the portfolio was comprised of loan investments with a weighted average yield of 4.1%.
•	$834.3 million (33%) of the portfolio was comprised of securities investments with a weighted average yield of 6.8%.
During the quarter, the Company recorded $58.8 million of provisions for possible loan losses against eight loans with an aggregate gross book value of $111.5 million (resulting in a $46.6 million aggregate net book value including $6.0 million in previously-existing provisions). As of quarter end, including the aforementioned loans, the Company had provisions against 10 loans with an aggregate gross book value of $163.1 million (resulting in a $46.8 million net book value, after $116.3 million of total provisions). The Company does not accrue interest on loans against which it has provisions unless collected.
The Company identified four additional loans with an aggregate book value of $99.4 million as Watch List Loans during the quarter. Watch List Loans are performing loans without provisions that the Company aggressively monitors and manages to mitigate the risk of potential future non-performance. As of March 31, 2009, 15 loans with a book balance of $395.1 million were identified as Watch List loans.

In the securities portfolio, other-than-temporary impairments totaling $14.6 million were recorded on six investments due to adverse changes in the expectation of future cash flows. Of this amount, $9.0 million was charged through the income statement and $5.6 million through other comprehensive income in accordance with the Financial Accounting Standards Board Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”. Total other-than-temporary impairments at quarter end were $16.9 million relating to seven securities.
Also during the first quarter, the Company recorded a $1.3 million impairment to its single real estate held-for-sale asset (also referred to as real estate owned) to reflect the property at fair value. The Company also recorded a valuation allowance of $10.4 million against two loans reclassified to held-for-sale which have a combined gross book balance of $40.4 million.
At March 31, 2009, the Company had two equity investments in unconsolidated subsidiaries with an aggregate book value of $2.9 million, both co-investments in funds sponsored and managed by the Company.
Interest Bearing Liabilities
The Company’s interest bearing liabilities totaled $1.9 billion at March 31, 2009 and were comprised of collateralized debt obligations ($1.1 billion, 59.2% of total), repurchase obligations and other secured debt ($560.9 million, 29.1%), borrowings under the senior unsecured credit facility ($100.0 million, 5.2%) and junior subordinated debentures ($125.8 million, 6.5%). During the first quarter, the Company reduced repurchase obligations and other secured debt by $138.2 million (19.8%) compared to the prior quarter. At quarter end, the Company’s $1.9 billion of Interest Bearing Liabilities carried a weighted average cash coupon of 2.11% and a weighted average all-in cost of 2.42%.
On March 16, 2009, the Company entered into a restructuring of substantially all its non-CDO liabilities. Terms of the Debt Restructuring are detailed in the Form 10-Q filed with the SEC.
During the first quarter of 2009, certain of the Company’s CMBS collateral interests in each of its four CDOs were classified as impaired interests due to rating agency downgrades. The impairments resulted in a breach of the CDO II overcollateralization test and the reclassification of interest proceeds from certain CMBS collateral as principal proceeds in all four of the Company’s CDOs. Subsequent to quarter end, additional CMBS collateral downgrades and defaults led to impairment classifications in CDO I, which resulted in a breach of CDO I’s overcollateralization test.
At March 31, 2009, the Company’s GAAP shareholders’ equity was $327.3 million. Based on 22.4 million shares outstanding (fully diluted basis) at quarter end, book value per share was $14.64.
Current and prospective sources of liquidity as of March 31, 2009 include unrestricted cash ($18.3 million), net operating income, as well as principal payments and asset disposition proceeds. Prospective uses of liquidity include unfunded loan commitments ($19.7 million), capital commitments to the Company’s managed funds ($19.2 million) and debt repayments. At March 31, 2009, the Company’s debt-to-equity ratio (defined as the ratio of total Interest Bearing Liabilities to book equity) was 5.9-to-1.

Investment Management
All of the Company’s investment management activities are conducted through its wholly-owned, taxable, investment management subsidiary, CT Investment Management Co., LLC (“CTIMCO”). At March 31, 2009, the Company managed five private equity funds and one separate account with total investments of $1.1 billion and undeployed equity commitments of approximately $933.5 million. Three of these funds and the separate account have ended their investment periods and are liquidating in the ordinary course of business. The other funds, CT Opportunity Partners I (“CTOPI”) and CT High Grade Partners II, are currently investing and capitalized with $540 million and $667 million of total equity commitments, respectively. Capital Trust, Inc. has committed to invest $25 million as a limited partner in CTOPI. The Company does not have a co-investment in CT High Grade Partners II. During the quarter, the Company extended the investment period for CT High Grade Partners II, LLC for an additional 12 months to May 2010. Revenues from third party investment management fees totaled $2.9 million in the first quarter of 2009.

Operating Results Comparison
Comparison of Results of Operations: Three Months Ended March 31, 2009 vs. March 31, 2008

(in thousands, except per share data)	2009	2008	$Change	%Change
Income from loans and other investments:
Interest and related income	$33,239	$56,554	($23,315)	(41.2%)
Interest and related expenses	21,268	37,944	(16,676)	(43.9%)

Income from loans and other investments, net	11,971	18,610	(6,639)	(35.7%)

Other revenues:
Management fees	2,879	2,197	682	31.0%
Servicing fees	1,179	178	1,001	562.4%
Other interest income	128	188	(60)	(31.9%)

Total other revenues	4,186	2,563	1,623	63.3%

Other expenses:
General and administrative	8,457	6,901	1,556	22.5%
Depreciation and amortization	7	105	(98)	(93.3%)

Total other expenses	8,464	7,006	1,458	20.81%

Total other-than-temporary impairments on securities	(14,646)	—	(14,646)	N/A
Portion of other-than-temporary impairments on securities recognized in other comprehensive income	5,624	—	5,624	N/A
Impairments on real estate held-for-sale	(1,333)	—	(1,333)	N/A

Net impairments recognized in earnings	(10,355)	(10,355)	(10,355)	N/A

Provision for possible credit losses	(58,763)	—	(58,763)	N/A
Valuation allowance on loans held-for-sale	(10,363)	—	(10,363)	N/A
(Loss)/income from equity investments	(1,766)	7	(1,773)	(100.0%)
Income tax benefit	(408)	(599)	191	(31.9%)

Net (loss)/income	$(73,146)	$14,773	$(87,919)	(595.1%)

Net (loss)/income per share — diluted	$(3.28)	$0.82	$(4.10)	(499.9%)

Dividend per share	$—	$0.80	$(0.80)	(100.0%)

Average LIBOR	0.46%	3.31%	(2.85%)	(86.1%)
Income from loans and other investments, net
A decline in Interest Earning Assets ($602 million or 19% from March 31, 2008 to March 31, 2009) and an 86% decrease in average LIBOR contributed to a $23.3 million, or 41%, decrease in interest income between the first quarter of 2008 and the first quarter of 2009. Lower LIBOR and a decrease in leverage of $398.0 million, or 17%, from March 31, 2008 to March 31, 2009 resulted in a $16.7 million, or 44%, decrease in interest expense for the period. On a net basis, net interest income decreased by $6.6 million, or 36%.

Management fees
Base management fees from the investment management business increased $682,000, or 31%, during the first quarter of 2009 compared with the first quarter of 2008. The increase was attributed primarily to an increase of $920,000 in fees from CTOPI due to increased capital commitments, $146,000 in new fee income from CT High Grade II and was partially offset by a decrease in fee income from CT Large Loan.
Servicing fees
Servicing fees increased $1.0 million in the first quarter of 2009 compared with the first quarter of 2008, primarily due to a one-time special servicing fee of $1.2 million received by CTIMCO.
General and administrative expenses
General and administrative expenses include personnel costs, operating expenses and professional fees. Total general and administrative expenses increased $1.6 million, or 23%, between the first quarter of 2008 and the first quarter of 2009. The increase in 2009 was a result of $3.1 million in non-recurring costs associated with our debt restructuring partially offset by a decrease of $1.7 million in personnel costs.
Net impairments recognized in earnings
During the first quarter of 2009, the Company recorded an other-than-temporary impairment of $1.3 million on its single REO asset. The Company also recorded a gross other-than-temporary impairment of $14.6 million on six securities due to an adverse change in cash flow expectations on those securities. Of this, $5.6 million was included in other comprehensive income, resulting in a net $9.0 million other-than-temporary impairment included in earnings for the quarter. No other-than-temporary impairments were recorded during the first quarter of 2008.
Provision for possible credit losses
During the first quarter of 2009, the Company recorded an aggregate $58.8 million provision for possible credit losses against eight loans. No provision for possible credit losses was recorded during the first quarter of 2008.
Valuation allowance on loans held-for-sale
During the first quarter of 2009, the Company recorded a $10.4 million valuation allowance against two loans that were classified as held-for-sale to reflect these assets at fair value. No loans were classified as held-for-sale as of March 31, 2008.
(Loss)/income from equity investments
The loss from equity investments during the first quarter of 2009 resulted from the Company’s share of losses at CTOPI and Fund III. The Company’s share of losses from CTOPI was $1.6 million, primarily due to fair value adjustments on the underlying investments. The income from equity investments in the first quarter of 2008 resulted primarily from the Company’s share of operating income/(loss) at Fund III and CTOPI.

Income tax benefit
During the first quarter of 2009, the Company received $408,000 in tax refunds that were recorded as an offset to income tax expense. CTIMCO is a taxable REIT subsidiary and subject to taxes on its earnings. In the first quarter of 2008, CTIMCO recorded an operating loss before income taxes, which resulted in a GAAP income tax benefit of $599,000, all of which was recorded.
Net (loss)/income
Net income decreased by $87.9 million from the first quarter of 2008 compared to the first quarter of 2009. The decrease in net income was primarily a result of $10.4 million in other-than-temporary impairments, $58.8 million in provisions for possible credit losses, and a $10.4 million valuation allowance recorded against loans held-for-sale. The Company also experienced a $6.6 million decrease in net interest margin due to lower levels of interest earning assets and lower LIBOR. On a diluted per share basis, net (loss)/income was ($3.28) and $0.82 in the first quarter of 2009 and 2008, respectively.
Dividends
The Company did not pay a dividend in the first quarter of 2009. In the first quarter of 2008, the Company paid a dividend of $0.80.

The Company will conduct a management conference call at 10:00 a.m. Eastern Time on Wednesday, May 6, 2009 to discuss first quarter 2009 results. Interested parties can access the call toll free by dialing (800) 894-5910 or (785) 424-1052 for international participants. The conference ID is “CAPITAL.” A recorded replay will be available from noon on Wednesday, May 6, 2009 through midnight on Wednesday, May 20, 2009. The replay call number is (800) 283-8217 or (402) 220-0868 for international callers.
Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the success of the Company’s debt restructuring and its ability to meet the amortization required thereby, the continued credit performance of the Company’s loan and CMBS investments, the asset/liability mix, the effectiveness of the Company’s hedging strategy and the rate of repayment of the Company’s portfolio assets, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.
About Capital Trust
Capital Trust, Inc. is a real estate finance and investment management company that specializes in credit sensitive structured financial products. To date, the Company’s investment programs have focused primarily on loans and securities backed by commercial real estate assets, and the Company has executed its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.

Capital Trust, Inc. and Subsidiaries
Consolidated Balance Sheets
March 31, 2009 and December 31, 2008
(in thousands except per share data)

	March 31,	December 31,
	2009	2008
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$18,268	$45,382
Restricted cash	160	18,821
Securities	834,329	852,211
Loans receivable, net	1,688,528	1,791,332
Loans held-for-sale, net	30,014	92,175
Real estate held-for-sale	8,000	9,897
Equity investment in unconsolidated subsidiaries	2,931	2,383
Accrued interest receivable	4,907	6,351
Interest rate hedge assets	1,154	—
Deferred income taxes	1,706	1,706
Prepaid expenses and other assets	12,489	18,369

Total assets	2,602,486	2,838,627

Liabilities & Shareholders’ Equity

Liabilities:
Accounts payable and accrued expenses	$6,653	$10,918
Repurchase obligations	560,854	699,054
Collateralized debt obligations	1,142,097	1,156,035
Senior unsecured credit facility	100,000	100,000
Junior subordinated notes	125,837	128,875
Participations sold	292,674	292,669
Interest rate hedge liabilities	45,509	47,974
Deferred origination fees and other revenue	1,521	1,658

Total liabilities	2,275,145	2,437,183

Shareholders’ equity:

Class A common stock $0.01 par value 100,000 shares authorized, 21,749 and 21,740 shares issued and outstanding as of March 31, 2009 and December 31, 2008, respectively (“class A common stock”)	217	217
Restricted class A common stock $0.01 par value, 314 and 331 shares issued and outstanding as of March 31, 2009 and December 31, 2008, respectively (“restricted class A common stock” and together with class A common stock, “common stock”)	3	3
Additional paid-in capital	558,930	557,435
Accumulated other comprehensive loss	(45,704)	(41,009)
Accumulated deficit	(186,105)	(115,202)

Total shareholders’ equity	327,341	401,444

Total liabilities and shareholders’ equity	$2,602,486	$2,838,627

Capital Trust, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months Ended March 31, 2009 and 2008
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Income from loans and other investments:
Interest and related income	$33,239	$56,554
Less: Interest and related expenses	21,268	37,944

Income from loans and other investments, net	11,971	18,610

Other revenues:
Management fees	2,879	2,197
Servicing fees	1,179	178
Other interest income	128	188

Total other revenues	4,186	2,563

Other expenses:
General and administrative	8,457	6,901
Depreciation and amortization	7	105

Total other expenses	8,464	7,006

Total other-than-temporary impairments on securities	(14,646)	—

Portion of other-than-temporary impairments on securities recognized in other comprehensive income	5,624	—
Impairment on real estate held-for-sale	(1,333)	—

Net impairments recognized in earnings	(10,355)	—

Provision for possible credit losses	(58,763)	—
Valuation allowance on loans held-for-sale	(10,363)	—
(Loss)/income from equity investments	(1,766)	7

(Loss)/income before income taxes	(73,554)	14,174
Income tax benefit	(408)	(599)

Net (loss)/income	$(73,146)	$14,773

Per share information:
Net (loss)/earnings per share of common stock:
Basic	$(3.28)	$0.82

Diluted	$(3.28)	$0.82

Weighted average shares of common stock outstanding:
Basic	22,304,887	17,942,649

Diluted	22,304,887	18,017,413

Dividends declared per share of common stock	$—	$0.80